Exhibit 10.32

FRONTIER COMMUNICATIONS CORPORATION

NON‑EMPLOYEE DIRECTORS’ COMPENSATION SUMMARY

(Effective January 1, 2015)

QUARTERLY FEES

Each non-employee director will receive annual fees consisting of the following:

(1)	$95,000 retainer paid in cash, which the non-employee director may elect to receive in the form of stock units; and
(2)	$120,000 annual fee in the form of stock units;

in each case payable in quarterly installments as of the first business day of each quarter.

QUARTERLY STIPENDS

Each Committee Chair and the Lead Director will also receive quarterly stipends as follows:

Non-Employee Director Stipends	Quarterly	Annualized
Lead Director	$6,250	$25,000
Audit Committee Chair	$6,250	$25,000
Compensation Committee Chair	$5,000	$20,000
Nominating and Corporate Governance Committee Chair	$3,750	$15,000
Retirement Plan Committee Chair	$3,750	$15,000

Stipends are paid on the last business day of the quarter in which they were earned.

Each non-employee director may elect to receive stipends, when applicable, in cash or stock units.

VALUATION OF STOCK UNITS

Fees/Stipends:  The number of units to be awarded to a director is determined as follows:

The cash value of any fees and/or stipends payable to the director are divided by the Fair Market Value (the closing price) of the common stock on the date the fees or stipends were earned.

Dividends:  As of the date of any payment of a stock dividend or stock split by Frontier, a director’s stock unit account will be credited with stock units equal to the number of shares of common stock (including fractional share entitlements) which are payable by Frontier with respect to the number of shares (including fractional share entitlements) equal to the number of stock units credited to the director’s stock unit account on the record date for such stock dividend or stock split.  As of the date of any dividend in cash or property or other distribution payable to holders of common stock, the director’s stock unit account shall be credited with additional stock units equal to the number of shares of common stock (including fractional share entitlements) that could have been purchased at the Fair Market Value as of such payment date with the amount which would have been received as a dividend or distribution on the number of shares (including fractional share entitlements) equal to the stock units credited to the director’s stock unit account as of the record date.

ELECTION RULES AND PROCEDURES

Each director must elect by December 31 of the preceding year (or within 30 days after the individual becomes a director, in which case the election shall be effective only with respect to amounts that are earned for services performed after the date the election is delivered) whether he or she will receive the cash portion of his or her annual fees and stipends in cash or stock units.  All elections made are irrevocable.

DISTRIBUTION UPON TERMINATION OF SERVICE

Upon termination of service as a director, a director’s stock unit account shall be paid out in the form of cash (valuing each stock unit at the Fair Market Value (the closing price) of a share of Frontier’s common stock on the termination date) or Frontier common stock, at the election of the director (one share of common stock shall be distributed for each stock unit in the director’s stock unit account).  Absent a valid election, stock units shall be paid out in common stock.